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                     January 12, 2023

       Rohan Seth
       Chief Financial Officer
       CUTERA INC
       3240 Bayshore Blvd.
       Brisbane , California 94005

                                                        Re: CUTERA INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 000-50644

       Dear Rohan Seth:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services